EXHIBIT 99.1

                       INDEPENDENT ACCOUNTANT'S REPORT
                       -------------------------------

We have reviewed the accompanying consolidated balance sheet of Sistersville Bancorp, Inc. and subsidiary as of June 30, 2000, and the related consolidated statements of income, comprehensive income, and cash flows for the three-month period then ended. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical and procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet as of March 31, 2000, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated April 14, 2000, we expressed an unqualified opinion on those consolidated financial statements.

/s/ S. R. SNODGRASS, A.C.

Wheeling, West Virginia
August 1, 2000

S.R.Snodgrass, A.C.
980 National Road
Wheeling, WV  26003
Phone: 304-233-5030
Facsimile: 304-233-3062